NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE American LLC ("NYSE American" or the "Exchange") hereby notifies the Securities and Exchange Commission (the "Commission") of its intention to remove the entire class of Common Stock of Enservco Corporation (the "Company") from listing and registration on the Exchange on December 2, 2024, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Common Stock is no longer suitable for continued listing and trading on NYSE American. The Exchange has determined that the Company is no longer suitable for listing pursuant to Section 1009(a) of the NYSE American Company Guide as the Company was unable to demonstrate that it had regained compliance with Sections 1003(a)(i), (ii) and (iii) of the Company Guide by the end of the maximum 18-month compliance plan period, which expired on June 9, 2024. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on June 10, 2024. On November 1, 2024, the Exchange determined that the Common Stock of the Company should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Common Stock from listing and registration on NYSE American. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange the determination to delist the Common Stock, provided it filed a written request for such a review with the Secretary of the Exchange within seven calendar days of receiving notice of the delisting determination. The Company filed such request on June 14, 2024, within the specified time period. On November 1, 2024, the Committee issued a decision in which it upheld the Exchange's previously announced determination to delist the Company's Common Stock. The Company had a right to further appeal this determination by making a written request within 15 calendar days of the date of the Panel's decision. The Company did not file such request. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.